UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2010

MEDIANET GROUP TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Town Center Circle, Suite 601
Boca Raton, FL 33486
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 417-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01  Other Events.

The Registrant has historically relied upon two service providers to process credit card transactions arising from purchases of the Registrant's services and products.  Disagreements have emerged between the Registrant and one such service provider, National Merchant Center ("NMC"), as to the permitted amount of reserves, if any, that NMC is eligible to maintain.  On September 22, 2010 certain of the Registrant’s subsidiaries instructed NMC to return to them all of the cash held in reserve with respect to the Registrant's account.  In response to such demand, on November 1, 2010, NMC informed the Registrant that it was terminating the Registrant's merchant account with NMC and holding all of the Registrant's funds and deposits for a period of 180 days after the last chargeback (which have averaged less than 1.2% of sales since the account was established in December 2009).

On October 27, 2010, DUBLICOM Limited and DubLi Network Limited, both of which are wholly owned subsidiaries of the Registrant, initiated legal action against NMC to seek recovery of the  approximately $2,164,000 of reserves (which is approximately 37% of such sales) held at the direction NMC plus various other awards, costs and expenses.  NMC’s legal counsel has since informed the Registrant that NMC is in bankruptcy, the subject funds are being held by a third party in a bank account and such funds are not involved in the NMC bankruptcy case.  The Registrant anticipates that it will continue to pursue some form of legal action against NMC for the purpose of recovering the funds.

The Registrant is now using another service provider to process substantially all of its credit card transactions and is exploring the engagement of an additional service provider.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MediaNet Group Technologies, Inc.
(Registrant)

Date: November 12, 2010
	By:	/s/ Michael Hansen
Michael Hansen
Chief Executive Officer